Exhibit 99.1

Release Date: October 21, 2004

Scientific-Atlanta Announces First Quarter Results

Atlanta, GA – October 21, 2004. Scientific-Atlanta, Inc. (NYSE:SFA) today reported first quarter earnings of $55.9 million, or $0.36 per share, on sales of $452.7 million. Compared with last year’s first quarter, sales increased by $57.0 million, or 14 percent, and earnings increased by $13.2 million, or 31 percent.

Good First Quarter Results

First quarter bookings were $397.8 million, an increase of $36.4 million, or 10 percent, from the first quarter of last year, but a decrease of $142.6 million, or 26 percent, from last quarter.

Subscriber product bookings were $305.2 million, an increase of 24 percent from the comparable period of last year but a 26 percent sequential decline. Bookings of transmission products were $92.6 million, a decrease of 20 percent from last year and 29 percent from last quarter.

Backlog at the end of the quarter was $442.4 million, an increase of 23 percent from the first quarter of last year but a decrease of 11 percent sequentially. The backlog contains orders for approximately 1.1 million Explorer® digital set-tops.

Sales of $452.7 million increased by $57.0 million, or 14 percent from the same period a year ago, but declined slightly compared with the preceding quarter. Sales of subscriber products increased 21 percent from last year’s first quarter to $333.2 million but decreased slightly sequentially. In the first quarter of fiscal year 2004, the company sold 1.032 million Explorer digital set-tops and 416 thousand WebSTAR™ cable modems. [Note: In the first quarter of fiscal year 2005, the company sold 1.032 million Explorer digital set-tops and 416 thousand WebSTARTM cable modems.] Sales of transmission products of $119.5 million were down slightly from both last year and last quarter.

Gross margin in the first quarter was 36.6 percent of sales, a decrease of 60 basis points from last year and 20 basis points from last quarter. As compared to last year and last quarter, lower selling prices in the quarter just ended were partially offset by cost reductions and insurance proceeds related to a fire at a vendor’s production facility in fiscal year 2004.

First quarter earnings were $55.9 million, or $0.36 per share, on sales of $452.7 million. First quarter earnings increased $13.2 million from the comparable period of the preceding year, when the company reported earnings of $42.7 million, or $0.28 per share. Earnings declined by $14.4 million, or 20 percent, compared with the fourth quarter of fiscal year 2004, which included an after-tax gain of $16.0 million related primarily to a federal income tax settlement for certain fiscal years prior to 2003.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $1.290 billion at the end of the quarter, down slightly from the end of fiscal year 2004. In the first quarter, cash provided by operating activities was $40.2 million.

On a sequential basis, accounts receivable increased by $29.1 million, related to the timing of shipments in the quarter, and days sales outstanding increased to 47 days from 44 days in the preceding quarter. Compared with the end of last quarter, inventory increased by $15.2 million, related primarily to international set-tops.

In July, the company purchased the two leased buildings on its Atlanta campus for a cash payment of $36.0 million.

Other Highlights

Demand for the Explorer 8000™ product remains strong. Scientific-Atlanta sold 397 thousand digital video recorders (DVRs) in the quarter, including 248 thousand units of its standard-definition model and 149 thousand high-definition DVRs. Approximately 40 thousand of these DVRs were shipped to Cablevision Systems in anticipation of their launch.

In the quarter just ended, the company sold 92 thousand high-definition set-tops without DVR capability. Together with the high-definition DVRs mentioned previously, Scientific-Atlanta sold 241 thousand high-definition set-tops in the quarter, four times the number sold in last year’s first quarter.

Scientific-Atlanta’s “overlay” solution was launched by Time Warner Cable in Houston and several smaller cities. This launch demonstrates the ability to introduce Explorer set-tops into systems, both large and small, that previously had not been using Scientific-Atlanta set-top products. Through the end of the first quarter, the company had shipped more than 46 thousand Explorer 8000 set-tops into overlay systems.

Demand for cable modems is strong. In the first quarter, Scientific-Atlanta sold 416 thousand modems, a record for any quarter. Sales of voice modems increased 29 percent sequentially and represented approximately 25 percent of modem unit sales. Sales of gateway modems nearly tripled sequentially but remain a relatively small percentage of unit sales.

Scientific-Atlanta’s new set-top for the Japanese market reached full product acceptance from one customer, but the product has not yet been accepted by a second, larger customer. As a result, the company was able to recognize revenue for approximately 10 thousand set-tops that had been shipped in a previous quarter. Scientific-Atlanta has a plan to complete acceptance with its other customer in the December quarter.

In the quarter, the company was selected to supply a full range of digital headend products in several German cities as part of the next stage of T-Systems’ DVB-T network rollout in Germany. Scientific-Atlanta’s technology will help provide digital terrestrial television to a potential audience of 24 million viewers.

Scientific-Atlanta demonstrated a new MPEG4 advanced encoder that enables broadcasters to increase the number of channels they can deliver over existing bandwidth. It also will include an IP transport output to support the migration of content into IP-enabled networks, and it will be capable of supporting VC1 (formerly “Windows Media 9”) in the future.

Summarizing the first quarter results, Jim McDonald, Chairman, President and CEO, concluded, “In the quarter, we continued to focus on our strategy to broaden the deployment of digital video recorders among our existing customer base, to expand our served market in North America through our overlay strategy, and to find areas of opportunity to grow in markets outside North America. We made substantial progress on two of these fronts, and we are focusing our efforts toward making further progress on all of these initiatives in the coming quarter.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-K), which statements are incorporated into this news release by reference.

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For more information contact:

Tom Robey, Investor Relations tom.robey@sciatl.com	770-236-4608 770-236-4775 fax

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc. WebSTAR and 8000 are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended
	October 1, 2004	October 3, 2003
SALES	$452.7	$395.6

COST AND EXPENSES
Cost of sales	286.9	248.4
Sales and administrative	48.8	48.0
Research and development	38.3	35.3
Restructuring	—	0.7
Interest expense	0.1	0.2
Interest income	(5.8)	(3.8)
Other (income) expense, net	(0.1)	0.9

Total costs and expenses	368.2	329.7

EARNINGS BEFORE INCOME TAXES	84.5	65.9

PROVISION FOR (BENEFIT FROM)
INCOME TAXES
Current	32.7	18.4
Deferred	(4.1)	4.8

NET EARNINGS	$55.9	$42.7

EARNINGS PER COMMON SHARE
Basic	$0.36	$0.28

Diluted	$0.36	$0.28

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	153.4	151.0

Diluted	155.4	153.8

DIVIDENDS PAID PER SHARE	$0.01	$0.01

BOOKINGS	$397.8	$361.5

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	October 1, 2004	July 2, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$268.3	$442.2
Short-term investments	1,021.9	855.4
Receivables, less allowance for doubtful accounts of $2.9 at October 1 and $3.1 at July 2	248.3	219.2
Inventories	145.1	129.9
Income tax receivables	0.7	18.9
Deferred income taxes	24.7	23.7
Other current assets	18.2	18.4

TOTAL CURRENT ASSETS	1,727.2	1,707.7

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	23.8	21.2
Buildings and improvements	117.7	83.7
Machinery and equipment	221.7	212.4

	363.2	317.3
Less - Accumulated depreciation and amortization	144.0	132.7

	219.2	184.6

GOODWILL	233.7	235.2

INTANGIBLE ASSETS	34.3	37.6

DEFERRED INCOME TAXES	35.6	30.8

OTHER ASSETS	78.6	73.7

TOTAL ASSETS	$2,328.6	$2,269.6

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Current maturities of long-term debt	$1.3	$1.3
Accounts payable	169.4	171.6
Accrued liabilities	76.2	101.1
Deferred revenue	15.5	18.1
Income taxes currently payable	33.1	13.6

TOTAL CURRENT LIABILITIES	295.5	305.7

LONG-TERM DEBT, LESS CURRENT MATURITIES	7.4	7.7

NON-CURRENT DEFERRED REVENUE	8.4	7.9

OTHER LIABILITIES	154.1	145.0

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at October 1 and July 2	82.5	82.5
Additional paid-in capital	562.1	561.6
Retained earnings	1,354.5	1,300.7
Accumulated other comprehensive income, net of taxes of $20.3 at October 1 and $19.5 at July 2	41.0	39.5

	2,040.1	1,984.3

Less - Treasury stock, at cost (11,447,962 shares at October 1 and 11,614,954 shares at July 2)	176.9	181.0

	1,863.2	1,803.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,328.6	$2,269.6